Exhibit 99.2

Grandall Legal Group (Shanghai)

580 31 , 200041

31/F, Nanzheng Building, 580 Nanjing Road West, Shanghai 200041, P.R.C.

/TEL.: (8621) 5234-1668 /FAX: (8621) 5234-1670

/Website: www.grandall.com.cn

To:	CGEN Digital Media Company Limited Suite 3213-3214 Tower B Shanghai Center No. 100 Zunyi Road Shanghai 200051 People’s Republic of China

Date:                     , 2007

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion regarding the laws of the PRC. We have acted as PRC counsel to CGEN Digital Media Company Limited, a corporation organized under the laws of the Cayman Islands (the “Company”), in connection with the Company’s proposed initial public offering (“Offering”) of American Depositary Shares (“ADSs”) each representing its ordinary shares and listing such ADSs on the Nasdaq Global Market (“Listing”). Details of the Offering are described in the Registration Statement on Form F-1 under the United States Securities Act of 1933, as amended, of the Company originally filed by the Company with the U.S. Securities Exchange Commission on                     , 2007 (the “Registration Statement”) and the prospectus relating to the Offering included in the Registration Statement.

Unless otherwise defined herein, capitalized terms in this opinion shall have the same meanings ascribed to them in the Registration Statement.

In rendering this opinion, we have studied the relevant PRC laws and regulations and have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion (collectively, the “Documents”), including, without limitation, copies of the agreements referred to under the sections headed “Corporate Structure” and “Related Party Transactions—Contractual Arrangements with CGEN Network and its Shareholders” in the Registration Statement (collectively, the “Restructuring Agreements”).

For the purpose of providing this opinion, we have assumed:

(a)	The accuracy and completeness of all factual statements in the Documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agencies and representatives of the relevant parties with proper authority and upon representations, made in or pursuant to the Restructuring Agreements;

(b)	Each Document is authentic; each document that is a copy conforms to an authentic original; and all signatures, seals, stamps and markings on each document are genuine; and

(c)	The Documents are as they were presented to us up to the date of this legal opinion and none of the documents has been revoked, amended, varied or supplemented.

And this opinion is subject to the following qualifications and reservations:

(a)	The obligations, rights or remedies provided in the Restructuring Agreements may be subject to or affected by the bankruptcy, insolvency, liquidation, reorganization or composition of Shanghai CGEN Digital Media Network Co., Ltd.(“CGEN Network” ) and/or CGEN Digital Technology (Shanghai) Co., Ltd.(“CGEN Shanghai”), pursuant to the applicable PRC laws and regulations affecting the rights of creditors generally;

(b)	Nothing in this opinion shall be taken as indicating that the remedies of specific performance or injunction (being in some instances discretionary remedies of court) would necessarily be available with respect to any particular provision of the Restructuring Agreements; and

(c)	This opinion is given with respect to the laws of the PRC effective as of the date hereof, and we neither pass upon nor express any opinion with respect to those matters governed by or construed in accordance with the laws of any jurisdiction other than the PRC or to be governed by the changes of any laws in the PRC after the date hereof.

As used herein, “PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines judicial interpretations and other legislation of the PRC in effect on the date of this opinion.

Based on the foregoing, we are of the opinion that:

(i)	The ownership structure of CGEN Network and CGEN Shanghai, as described under the section headed “Corporate Structure” complies with, and immediately after this offering will comply with the PRC Laws; and

(ii)	The contractual arrangements as described under the sections headed “Corporate Structure” and “Related Party Transactions—Contractual Arrangements with CGEN Network and its Shareholders” in the Registration Statement, in each case governed by the PRC Laws, are valid and binding on all parties to these arrangements and do not violate any PRC Laws, except as disclosed in “Risk Factors-Risks Related to Our Corporate Structure-Contractual arrangements we have entered into among our subsidiary and CGEN Network may be subject to scrutiny by the PRC tax authorities, and a finding that we or CGEN Network owe additional taxes could substantially reduce our net income and the value of your investment.”

(iii)	The business and operation model of CGEN Shanghai and CGEN Network as described under the sections headed “Corporate Structure” and “Business” in the Registration Statement comply with the PRC Laws.

There are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This opinion is rendered on the basis of the PRC Laws (other than the laws of Hong Kong, Macao and Taiwan) effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may become effective immediately on promulgation.

Yours faithfully,

Grandall Legal Group (Shanghai)